Exhibit 10.3

Execution Version

ASSIGNMENT OF CONTRACT

This Assignment of Contract (the “Assignment”) is made as of August 15, 2018 by and between Humilis Holdings LLC, a Delaware limited liability company (“Holdings”), and StorCentric, Inc., a Delaware corporation (“StorCentric”), (individually “Party” and collectively the “Parties”). Holdings has been assigned that certain Option Agreement (the “Option Agreement”) dated August 15, 2018 between Humilis Holdings Private Equity LP and GlassBridge Enterprises, Inc., a Delaware corporation (the “GlassBridge”).

The Parties hereby agree as follows:

1.	Assignment. Pursuant to that certain Contribution and Exchange Agreement between Holdings and StorCentric dated August 15, 2018, per Section 3(b) of the Option Agreement, Holdings hereby assigns to StorCentric all of its interests, rights, duties and obligations in, and ownership of, the Option Agreement.

2.	Assumption of Obligations. StorCentric hereby acknowledges the receipt of a copy of the executed Option Agreement. StorCentric hereby assumes all of Holdings’ interests, rights, duties, and obligations in, and ownership of, the Option Agreement as if StorCentric were an original party thereto.

3.	Indemnification. StorCentric shall indemnify, protect, and hold Holdings harmless from and against any and all loss, cost, expense or damage in any way related to StorCentric’s breach or default of the obligations or covenants in the Option Agreement or this Assignment.

4.	Holdings’ Representations. Holdings warrants that the Option Agreement, including any amendments thereto, is in full force and effect and fully assignable without requiring the consent of GlassBridge. Holdings further warrants that the interests and rights in the Option Agreement transferred pursuant to this Assignment are free and clear of any lien, encumbrance, or adverse claim.

5.	Waiver. The failure of either Party to enforce any provisions of this Assignment shall not be deemed a waiver or limitation of that Party’s right to subsequently enforce and compel strict compliance with every provision of this Assignment.

[Signature page to follow]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first set forth above.

For Humilis Holdings LLC		For StorCentric, Inc.
By :	/s/ Trevor Calhoun	By :	/s/ Mihir Shah
Name:	Trevor Calhoun	Name:	Mihir Shah
Title:	Managing Member	Title:	CEO